Exhibit 28 (j) (2) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated September 23, 2026, with respect to the financial statements of Federated Hermes Government Obligations Fund, Federated Hermes Government Obligations Tax-Managed Fund, Federated Hermes Institutional Prime Obligations Fund, Federated Hermes Prime Cash Obligations Fund, and Federated Hermes Treasury Obligations Fund, each a portfolio of Federated Hermes Money Market Obligations Trust, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
September 23, 2026